Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
AETHER HOLDINGS, INC.
Under Section 242 of the General Corporation Law of the State of Delaware
     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, being the Chief Executive Officer of Aether Holdings, Inc. (hereinafter called the “Corporation”) does hereby certify:
     FIRST:           The name of the Corporation is Aether Holdings, Inc.
     SECOND:      The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on May 4, 2005.
     THIRD:          The Certificate of Incorporation of the Corporation is hereby amended to effect a change in paragraph 1 thereof, relating to the name of the Corporation. Accordingly, paragraph 1 of the Certificate of Incorporation shall be amended to read in its entirety as follows:
             “FIRST:          The name of the corporation is NexCen Brands, Inc.”
     FOURTH:      The amendment of the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of Certificate of Incorporation as of this 31st day of October, 2006.

AETHER HOLDINGS, INC.

By:		/s/ Robert W. D’Loren

	Name:	Robert W. D’Loren
	Title:	Chief Executive Officer